UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person

     Cerrone Gabriel M.
     265 East 66th Street, Suite 16G
     New York, NY  10021

2. Issuer Name and Ticker or Trading Symbol

   Siga Technologies, Inc. -- SIGA

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year

   May, 2001

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)


7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

-----------------------------------------------------------------------------------------------------------------------------------
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
-----------------------------------------------------------------------------------------------------------------------------------|
1. Title of Security     |2.      |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                         |  Transaction  |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                         |        |      |                                  |  Beneficially     |(D)or |                           |
                         |        |    | |                  | A/|           |  Owned at         |Indir |                           |
                         | Date   |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, par value  |5/08/01 | P  | |   90,000         | A |    (1)    |                   |  I   | By Panetta Partners Ltd.  |
$0.0001                  |        |    | |                  |   |           |                   |      | (2)                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |5/31/01 | P  | |   31,500         | A |    (3)    |    817,700        |  I   | By Panetta Partners Ltd.
                         |        |    | |                  |   |           |                   |      | (2)                       |
-----------------------------------------------------------------------------------------------------------------------------------|
                         |        |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is  filed  by more  than one  reporting  person,  see  Instruction
4(b)(v).

                                                                          (Over)
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

-----------------------------------------------------------------------------------------------------------------------------------
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
-----------------------------------------------------------------------------------------------------------------------------------|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock Purchase |$2.94   |5/8/01 | P  | | 90,000   |   |5/8/01 |5/8/08|Common Stock|90,000| (1)|            | I |By Panetta  |
Warrant               |        |       |    | |          |   |       |      |            |      |    |            |   |Partners    |
                      |        |       |    | |          |   |       |      |            |      |    |            |   |Ltd. (2)    |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock Purchase |$2.94   |5/31/01| P  | | 31,500   |   |5/30/01|5/8/08|Common Stock|31,500| (3)| 121,250    | I |By Panetta  |
Warrant               |        |       |    | |          |   |       |      |            |      |    |            |   |Partners    |
                      |        |       |    | |          |   |       |      |            |      |    |            |   |Ltd. (3)    |
-----------------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses:

(1) The Reporting Person purchased 90,000 shares of Common Stock and Warrants to purchase 90,000 shares of Common Stock for an aggregate purchase price of $180,000.

(2) Panetta Partners Ltd. is a limited partnership of which the Reporting Person is the sole general partner.

(3) The Reporting Person purchased 31,500 shares of Common Stock and Warrants to purchase 31,500 shares of Common Stock for an aggregate purchase price of $63,000.


                                               /s/ Cerrone Gabriel M.
                                               --------------------------------
                                               ** Signature of Reporting Person


                                               June 6, 2001
                                               -----------------
                                               Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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